Exhibit 8.4

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

October 26, 2007

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburg, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as special counsel for The PNC Financial Services Group, Inc., a Pennsylvania corporation (the “Acquirer”), in connection with the proposed merger (the “Merger”) of Yardville National Bancorp, a New Jersey Corporation (the “Company”), with and into Acquirer pursuant to the Agreement and Plan of Merger dated as of June 6, 2007, by and among Acquirer and the Company (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, we are rendering our opinion, pursuant to Section 9.1.6 of the Agreement, concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Merger Registration Statement filed with the SEC in connection with the Merger and the Proxy Statement-Prospectus contained therein as amended or supplemented through the date hereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Merger Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set

The PNC Financial Services Group, Inc.

October 26, 2007

forth in the Agreement are true, complete and correct, and the Merger Registration Statement is true, complete and correct, (iii) the statements and representations made by Acquirer and the Company in their respective officer’s certificates dated the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Merger will qualify as a statutory merger under the PBCL and the NJBCA, and (vi) Acquirer and the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Merger Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (2) each of Acquirer and the Company will be a party to such reorganization, and (3) the exchange in the Merger of Acquirer Common Stock and cash for Company Common Stock will not give rise to the recognition of any income, gain or loss to Acquirer, the Company, or the stockholders of the Company except, with respect to the stockholders of the Company, to the extent of any cash consideration received and with respect to any cash received in lieu of fractional shares.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform the Company of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely to you in connection with the Merger and this opinion is not to be relied upon for any other purpose or by any other person without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Merger Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz